UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2016

WageWorks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor

San Mateo, California 94403

(Address of principal executive offices, including zip code)

(650) 577-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2016, WageWorks, Inc. (the “Company”) appointed Joseph L. Jackson, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, as the Chairman of the Board of Directors, effective December 8, 2016. Mr. Jackson will continue to serve as the Company’s Chief Executive Officer. John W. Larson, who had been serving as the Chairman of the Company’s Board of Directors, will remain on the Board of Directors and serve as the Lead Independent Director of the Board of Directors.

Also on December 8, 2016, the Company appointed Edgar O. Montes, the Company’s Chief Operating Officer, as President of the Company, effective December 8, 2016. Mr. Montes will also continue in the position of Chief Operating Officer.

Mr. Montes, 56, has served as the Company’s Chief Operating Officer since December 2012. Prior to his appointment as Chief Operating Officer, Mr. Montes held the position of Senior Vice President, Service Delivery Operations since March 2007, and also held the position of Vice President, Operations from November 2006 until March 2007. Prior to joining the Company, Mr. Montes served in various positions with American Express, most recently as Vice President — Customer Service, where he was responsible for overseeing customer service, from December 1982 until November 2006.

There are no arrangements or understandings between Mr. Montes and any other person pursuant to which he was selected as President of the Company. Mr. Montes does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions involving Mr. Montes that are reportable under Item 404(a) of Regulation S-K.

The Compensation Committee of the Board of Directors has not yet determined what modifications, if any, will be made to the compensatory arrangements of Mr. Montes, as currently described in the Company’s Proxy Statement for its 2016 Annual Meeting of the Stockholders, in connection with his appointment as President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAGEWORKS, INC.

By:	/s/ Joseph L. Jackson
	Name:	Joseph L. Jackson
	Title:	Chief Executive Officer

Date: December 8, 2016